Exhibit 10.1

EXECUTION VERSION

FIVE-YEAR CREDIT AGREEMENT

dated as of November 1, 2015

among

HEWLETT PACKARD ENTERPRISE COMPANY,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Processing Agent and Co-Administrative Agent

and

CITIBANK, N.A.,

as Co-Administrative Agent

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

BNP PARIBAS SECURITIES CORP.,

HSBC SECURITIES (USA) INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

BNP PARIBAS,

HSBC BANK USA, NATIONAL ASSOCIATION,

and

BANK OF AMERICA, N.A.,

as Co-Syndication Agents

TABLE OF CONTENTS

ARTICLE I

Definitions

- i -

SECTION 3.05.	Litigation and Environmental Matters	52
SECTION 3.06.	Compliance with Laws and Agreements	53
SECTION 3.07.	Investment Company Status	53
SECTION 3.08.	Taxes	53
SECTION 3.09.	ERISA	53
SECTION 3.10.	Federal Reserve Regulations	53
SECTION 3.11.	Pari Passu Status	53
SECTION 3.12.	Anti-Corruption Laws and Sanctions	54

	ARTICLE IV

	Conditions

SECTION 4.01.	Effective Date	54
SECTION 4.02.	Each Credit Event	56

	ARTICLE V

	Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	56
SECTION 5.02.	Notices of Material Events	58
SECTION 5.03.	Existence; Conduct of Business	58
SECTION 5.04.	Payment of Obligations	59
SECTION 5.05.	Maintenance of Properties; Insurance	59
SECTION 5.06.	Books and Records; Inspection Rights	59
SECTION 5.07.	Compliance with Laws	59
SECTION 5.08.	Use of Proceeds	60

	ARTICLE VI

	Negative Covenants

SECTION 6.01.	Subsidiary Indebtedness	60
SECTION 6.02.	Liens	62
SECTION 6.03.	Sale and Leaseback Transactions	63
SECTION 6.04.	Fundamental Changes	64
SECTION 6.05.	Financial Covenants	64

	ARTICLE VII

	Events of Default

	ARTICLE VIII

	The Administrative Agent

- ii -

	ARTICLE IX

	Miscellaneous

SECTION 9.01.	Notices	69
SECTION 9.02.	Waivers; Amendments	71
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	73
SECTION 9.04.	Successors and Assigns	74
SECTION 9.05.	Survival	78
SECTION 9.06.	Counterparts; Integration; Effectiveness	78
SECTION 9.07.	Severability	79
SECTION 9.08.	Right of Setoff	79
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	79
SECTION 9.10.	WAIVER OF JURY TRIAL	80
SECTION 9.11.	Headings	80
SECTION 9.12.	Confidentiality	80
SECTION 9.13.	Authorization to Distribute Certain Materials to Public-Siders; Material Non-Public Information	81
SECTION 9.14.	Patriot Act	82
SECTION 9.15.	Conversion of Currencies	82
SECTION 9.16.	No Fiduciary Duty	82

SCHEDULES:

Schedule 2.01 -	Commitments
Schedule 3.05 -	Litigation and Environmental Matters
Schedule 6.01-	Existing Subsidiary Indebtedness

EXHIBITS:

Exhibit A -	Form of Assignment and Assumption
Exhibit B-1 -	Form of Opinion of Borrower’s Counsel
Exhibit B-2 –	Form of Solvency Certificate
Exhibit C-1 –	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-2 –	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-3 –	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-4 –	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

- iii -

CREDIT AGREEMENT dated as of November 1, 2015 (the “Agreement”), among HEWLETT PACKARD ENTERPRISE COMPANY, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Processing Agent and Co-Administrative Agent, and CITIBANK, N.A., as Co-Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means the Administrative Processing Agent or any successor thereto appointed in accordance with Article VIII.

“Administrative Processing Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative processing agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, for purposes of this definition, the Adjusted LIBO Rate on any day shall be based on the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on such day) with a term of one month as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and the Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Funding Account” means an account of the Borrower that is specified in a written notice from a Financial Officer of the Borrower delivered to and approved by the Administrative Agent for the funding of the proceeds of Loans hereunder, which account shall be maintained by the Borrower (i) with the Administrative Agent in New York City, in the case of funding proceeds of Loans in Dollars, and (ii) with a financial institution other than the Administrative Agent in London, in the case of funding proceeds of Loans in a Designated Foreign Currency.

“Applicable Percentage” means, with respect to any Lender and any Class of Loans or Commitments, the percentage of the Commitments of such Class represented by such Lender’s Commitments of such Class; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of the relevant Class most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day with respect to any ABR Loan, Eurocurrency Loan, or the commitment fees payable hereunder, the applicable rate per annum set forth below in basis points per annum under the caption “ABR Spread,”

“Eurocurrency Spread” or “Commitment Fee Rate,” as the case may be, based upon the Ratings of S&P, Moody’s and Fitch, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Category 1 Rating of A, A2 or A	0.0	87.5	8.0
Category 2 Rating of A-, A3 or A-	0.0	100.0	10.0
Category 3 Rating of BBB+, Baa1 or BBB+	12.5	112.5	12.5
Category 4 Rating of BBB, Baa2 or BBB	25.0	125.0	15.0
Category 5 Rating of BBB-, Baa3 or BBB-	50.0	150.0	20.0
Category 6 Rating of BB+, Ba1 or BB+ or lower	75.0	175.0	25.0

“Arranger” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc. or Merrill Lynch, Pierce, Fenner & Smith, Incorporated, each in its capacity as an arranger of the credit facilities established under this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction, compounded semiannually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination. Any determination of any rate implicit in the terms of the lease included in such Sale and Leaseback Transaction made in accordance with generally accepted financial practices by the Borrower shall be binding and conclusive absent manifest error.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business publicly appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Control Event” means the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved.

“Borrower” means Hewlett Packard Enterprise Company, a Delaware corporation, which, prior to consummation of the Separation Transactions, was a wholly-owned subsidiary of Hewlett-Packard Company.

“Borrower Agent” means agents of the Borrower acting in capacity with, or benefitting from, this Agreement or the proceeds of any Borrowing.

“Borrowing” means (a) a group of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and denominated in the same currency or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, US$25,000,000 and (b) in the case of a Borrowing denominated in any

Designated Foreign Currency, the smallest amount of such Designated Foreign Currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent in excess of US$25,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, a European Swingline Loan or a UK Swingline Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and (b) when used in connection with a Loan denominated in Euro (including a European Swingline Loan), the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that (a) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and (b) any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of October 31, 2014, in each case, shall be treated as an operating lease for all purposes under this Agreement, including for purposes of determining “Attributable Debt”.

“Category” means a category of Index Debt Ratings set forth in the table included in the definition of Applicable Rate in this Section 1.01.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 37.5% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, or (b) (i) the Borrower consolidates with or merges into another corporation (where the Borrower is not the surviving corporation) or (except for the Separation Transactions) conveys, transfers or leases all or substantially all of its properties and assets (determined on a consolidated basis for the Borrower and the Subsidiaries taken as a whole) to any Person or (ii) any corporation consolidates with or merges into the Borrower or a Subsidiary in a transaction in which the outstanding voting stock of the Borrower is changed into or exchanged for cash, securities or other property, other than a transaction solely between the Borrower and a Subsidiary or a transaction involving only stock consideration which is permitted under Section 6.04.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s direct or indirect holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Co-Administrative Agent” means JPMorgan Chase Bank, N.A. or Citibank, N.A., each in its capacity as co-administrative agent for the Lenders hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Commitment or a Swingline Commitment.

“Commitment Letter” means the Commitment Letter dated September 10, 2015, among the Borrower, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Citibank, N.A., Citigroup Global Markets, Inc., BNP Paribas, BNP Paribas Securities Corp., HSBC Bank USA, National Association, HSBC Securities (USA) Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Communications” has the meaning assigned to such term in Section 5.01(e).

“Consolidated Current Liabilities” means, on any date, the consolidated current liabilities (other than the short-term portion of any long-term Indebtedness of the Borrower or any Subsidiary) of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) cash expenses, including cash reorganization expenses, relating to the Separation Transactions, and other non-recurring cash expenses, in each case paid (A) during the initial period of four fiscal quarters ending after the date on which the Spin-Off is consummated and (B) during the subsequent period of four fiscal quarters in an aggregate amount up to $1,000,000,000 for that period, (v) any extraordinary or non-recurring non-cash charges, including non-cash restructuring charges, for such period (it being understood that non-cash goodwill and intangible asset impairment charges will be deemed to be non-recurring non-cash charges); provided, however, that cash expenditures in respect of charges referred to in this clause (v) shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made, (vi) stock-based employee compensation expense, and (vii) losses from sales and dispositions of assets outside the ordinary course of business, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary or non-recurring gains for such period and (ii) gains from sales or dispositions of assets outside the ordinary course of business, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Intangible Assets” means, on any date, the consolidated intangible assets of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared in accordance with GAAP. As used herein, “intangible assets” means the value (net of any applicable reserves) as shown on such balance sheet of (i) all patents, patent rights, trademarks, trademark registrations, servicemarks, trade names, business names, brand names, copyrights, designs (and all reissues, divisions, continuations and extensions thereof), or any right to any of the foregoing, (ii) goodwill, and (iii) all other intangible assets.

“Consolidated Net Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Current Liabilities.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower or any Subsidiary) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated Net Tangible Assets” means, on any date, the excess of Consolidated Total Assets over the sum of (i) Consolidated Current Liabilities and (ii) Consolidated Intangible Assets.

“Consolidated Total Assets” means, on any date, the consolidated total assets of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.

“Consolidated Total Debt” means, on any date, the aggregate principal amount on such date of all Indebtedness of the Borrower and its consolidated Subsidiaries (x) of the types referred in clauses (a), (b), (c), (d), (f), (g) and (i) of the definition of such term, and (y) of the types referred to in clauses (e), (f) and (h) of such definition relating to Indebtedness of others of the types referred to in clause (a), in each case in the amount that would be reflected as a liability on a balance sheet of the Borrower and the Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP; provided, however, that for the avoidance of doubt, Consolidated Total Debt shall exclude fair value adjustments under the acquisition method of accounting to the book balances of Indebtedness.

“Consolidated Total Revenues” means, for any period, the consolidated total revenues of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Credit Party” means the Administrative Agent, each Swingline Lender and each other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has (i) become the subject of a Bankruptcy Event, or (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Swingline Lender and each other Lender.

“Designated Foreign Currency” means (a) Euro and (b) Sterling.

“Dollars”, “US$” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the generation, use, handling, transportation, storage, treatment, disposal, release or threatened release of any Hazardous Material, or (iv) to the extent related to exposure to, or to the sale, distribution or marketing of products containing, Hazardous Material, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to

Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary under Title IV of ERISA.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Overnight Rate” means, with respect to any European Swingline Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Euros for an overnight period as displayed on the Reuters screen page that displays such rate (currently LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the Euro Overnight Rate, determined as provided above, would be less than zero, the Euro Overnight Rate shall be zero for all purposes of this Agreement.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate or LIBO Rate (but no ABR Loan or ABR Borrowing will in any event be deemed to be a Eurocurrency Loan or Eurocurrency Borrowing hereunder).

“European Swingline Loan” means a Swingline Loan denominated in Euro.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency, or any successor or substitute screen provided by Reuters. In the event that such rate does not appear on any Reuters World Currency Page or any successor or substitute screen provided by Reuters or its successors, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, in each case (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any Taxes, including withholding taxes, imposed under FATCA, (d) in the case of a Lender, any U.S. federal withholding Tax resulting from any laws in effect and that would apply to amounts payable to such Lender with respect to an applicable interest in a Loan or Commitment at the time such Lender acquired such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.15(a), and (e) any Taxes attributable to such Recipient’s failure to comply with Section 2.15(g).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.20(a).

“Extension Effective Date” has the meaning assigned to such term in Section 2.20(a).

“Extension Notice” has the meaning assigned to such term in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as such Code section exists as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate will be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee”

shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive, radioactive, hazardous, or toxic substances, wastes or materials, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hewlett Packard Enterprise Company Businesses” means the businesses, assets and operations of Hewlett-Packard Company and its subsidiaries that will be owned and operated by the Borrower and its Subsidiaries upon consummation of the Separation Transactions.

“Incremental Facility Amendment” means an Incremental Facility Amendment, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Revolving Commitments as are contemplated by Section 2.19.

“Incremental Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.19, to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Amendment.

“Incremental Revolving Facility” means an incremental portion of the Revolving Commitments established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Revolving Commitments.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but if such Indebtedness has not been assumed by and is otherwise non-recourse to such

Person, only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Indebtedness), (f) all Guarantees by such Person of Indebtedness of others (except to the extent that such Guarantees guarantee Indebtedness or other obligations of a Subsidiary), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior unsecured long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 9.12.

“Information Statement” means the amended Form 10 Information Statement and related registration statement relating to the Separation Transactions filed by the Borrower and Hewlett-Packard Company with the SEC on September 28, 2015.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each Lender, seven or 14 days or nine or 12 months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last

Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, with respect to any Eurocurrency Borrowing for any Impacted Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Impacted Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Impacted Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or in the case of a Eurocurrency Borrowing denominated in Sterling, at approximately 11:00 a.m., London time, on the date of such Borrowing).

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lenders.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing in any currency for any Interest Period, the rate equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case, the “Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or in the case of a Borrowing denominated in Sterling, at approximately 11:00 a.m. on the date of such Borrowing); provided that if the LIBO Screen Rate is less than zero, such rate will be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate will be the Interpolated Rate; provided that if any Interpolated Rate is less than zero, such rate will be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing but excluding any operating leases) relating to such asset.

“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto) and any agreements entered into by the Borrower with or in favor of the Administrative Agent and/or the Lenders in connection with this Agreement, including any promissory notes delivered pursuant to Section 2.08(e) and any amendments, modifications or supplements thereto or waivers thereof.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, and (b) with respect to a Loan or Borrowing denominated in any Designated Foreign Currency, London time.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the actual business, assets, operations and financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement, or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Significant Subsidiary and any two or more Subsidiaries (which may but need not include a Significant Subsidiary) each of which has become the subject of any event or circumstance referred to in clause (h), (i) or (j) of Article VII, and which, if considered together as a single consolidated Subsidiary, would collectively constitute a “Significant Subsidiary” within the meaning of the definition of such term herein.

“Maturity Date” means the fifth anniversary of the Effective Date, as such date may be extended pursuant to Section 2.20 hereof; provided that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multicurrency Swingline Loan” means a European Swingline Loan or a UK Swingline Loan.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to the sale of a participation interest or an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means

(i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04,

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04,

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations,

(iv) margin deposits posted to secure obligations in respect of Hedging Agreements entered into in the ordinary course of business;

(v) pledges of cash and deposits to secure the performance of bids, trade and commercial contracts (including ordinary course accounts payable), leases, statutory obligations, appeal bonds and other obligations of a like nature, in each case in the ordinary course of business,

(vi) deposits and customary pledges securing obligations under surety and performance bonds,

(vii) judgment liens (and pledges of cash and deposits securing surety and appeal bonds) in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII,

(viii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary, and

(ix) Liens under ordinary course commercial contracts securing trade payables covering the goods purchased (and proceeds and products thereof), pending payment;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01(e).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Public-Sider” means a Lender or any representative of such Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“Ratings” means, as of any date of determination, the Index Debt ratings of the Borrower that have been most recently assigned by S&P, Moody’s or Fitch. For purposes of the foregoing, (a) if any of S&P, Moody’s or Fitch shall not have in effect a Rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Rating in Category 6 under the definition of the term Applicable Rate, (b) if the Ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall fall within different Categories, (i) if two of the Ratings fall within the same Category and the other Rating is one Category higher or one Category lower than the two same Ratings, the Applicable Rate shall be based on the two Ratings within the same Category, (ii) if two of the Ratings fall within the same Category and the other Rating is two or more Categories above the two same Ratings, the Applicable Rate shall be determined by reference to the Category next above that of the two same Ratings, (iii) if two of the Ratings are in the same Category and the other Rating is two or more Categories below the two same Ratings, the Applicable Rate shall be determined by reference to the Category next below that of the two same Ratings, and (iv) if each of the three Ratings fall within different Categories, then the Applicable Rate shall be based on the assigned Rating that is in between the highest and the lowest of such Ratings, and (c) if the Ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, if any such rating agency shall cease to be in the business of rating corporate debt obligations or if any such rating agency shall cease to rate any Index Debt of the Borrower (and such decision is not based directly or indirectly on any action taken by the Borrower, or the failure by the Borrower to take any action, in each case with respect to such rating agency or otherwise), the Borrower and the Lenders shall negotiate in good faith to amend the definition of Applicable Rate to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation D” means Regulation D of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum, without duplication, of the total Revolving Exposures and unused Revolving Commitments at such time; provided that, whenever there is one or more Defaulting Lenders, the Revolving Exposure of, and the unused Revolving Commitment of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased or established from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $4,000,000,000.

“Revolving Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of Revolving Loans outstanding at such time and (b) the Swingline Exposure at such time. The Revolving Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease from the buyer or transferee of the sold or transferred property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any (i) such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the acquisition or completion of the fixed or capital asset and (ii) any such transaction effected entirely between the Borrower and any

Subsidiaries or entirely between one or more Subsidiaries shall not be deemed to be a Sale and Leaseback Transaction.

“Sanctioned Country” means, at any time, a country or territory which is the target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated or blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person owned or controlled by, or acting on behalf of, any such Person described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial measures against targeted countries, governments, territories, individuals, entities or vessels, as enumerated in national legislation, regulation or other mechanism carrying the force of law, and which are imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning set forth in the definition of “LIBO Rate”.

“SEC” means the United States Securities and Exchange Commission.

“Securitization Transaction” means the sale or transfer by the Borrower or the Subsidiaries of lease and other accounts receivable to a limited purpose financing vehicle (which may be a Subsidiary) which finances such acquisition, in part, by issuing debt securities or equity interests to third parties either directly or through one or more intermediaries, in each case in a manner that does not result in either (i) the incurrence by the Borrower or the Subsidiaries of Indebtedness that would be reflected on a consolidated balance sheet of the Borrower and the Subsidiaries prepared in accordance with GAAP or (ii) the incurrence by the Borrower or the Subsidiaries of Indebtedness with recourse to the Borrower or the Subsidiaries (other than recourse against the Borrower’s or such Subsidiaries’ retained interest in the limited purpose financing vehicle which finances the acquisition of the lease or other accounts receivable).

“Separation Transactions” means the (i) transfer of substantially all the assets, liabilities and operations of the enterprise technology, infrastructure, software, services and financing businesses from the Hewlett-Packard Company to the Borrower and Subsidiaries of the Borrower and (ii) distribution by Hewlett-Packard Company to its shareholders, on a pro-rata basis, of all the outstanding shares of the Borrower’s common stock (the “Spin-Off”), in each case, in accordance in all material respects with, and as described in, the Information Statement.

“Significant Subsidiary” means any Subsidiary (i) the net assets of which were greater than 5% of Consolidated Net Assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, greater than 5% of Consolidated Net Assets as of the date of the most recent financial statements referred to in Section 3.04(a)) or (ii) the total revenues of which were greater than 10% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, greater than 10% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period set forth in the most recent financial statements referred to in Section 3.04(a)). For purposes of making the determinations required by this definition, total revenues and net assets of Foreign Subsidiaries shall be converted into Dollars at the rates used in preparing the financial statements of the Borrower to be delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, at the rates used in preparing the Borrower’s most recent financial statements referred to in Section 3.04(a)).

“S&P” means Standard & Poor’s Ratings Services LLC, a subsidiary of McGraw Hill Financial, Inc.

“Statutory Reserve Rate” means a percentage expressed as a decimal equal to the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent or any Lender is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.

“Sterling” means the lawful money of the United Kingdom.

“Sterling Overnight Rate” means, with respect to any UK Swingline Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Sterling for an overnight period as displayed on the Reuters screen page that displays such rate (currently LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the Sterling Overnight Rate, determined as provided above, would be less than zero, the Sterling Overnight Rate shall be zero for all purposes of this Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (c) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swingline Commitment” means, with respect to a Swingline Lender, the commitment of such Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not in excess of the US Dollar Equivalent amount set forth with respect to such Swingline Lender on Schedule 2.01. The initial aggregate amount of the Swingline Commitments is US$1,500,000,000.

“Swingline Exposure” means at any time, the sum of the US Dollar Equivalents of the outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means each Lender with a Swingline Commitment referred to as such in Schedule 2.01.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means on any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, and the transactions to be effected on the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate (including the Adjusted LIBO Rate) or the Alternate Base Rate.

“UK Swingline Loan” means a Swingline Loan denominated in Sterling.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect for such amount under the provisions of such Section.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Swingline Loan” means a Swingline Loan denominated in US Dollars.

“Wholly Owned Subsidiary” means a Subsidiary of which securities or other ownership interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the ordinary voting power or, in the case of a partnership, 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the Borrower or one or more Wholly Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any statute, regulation or other law shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the phrase “to the best of the knowledge” shall mean the belief of the officers of the Borrower and the Subsidiaries directly participating in or associated with the due diligence and negotiations in connection with the Transactions, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, including in the definition of “Capital Lease Obligations”, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Exchange Rates. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing (other than a Swingline Loan) denominated in a currency other than Dollars as of the date of the commencement of the initial Interest Period therefor and as of the last Business Day of each calendar month, in each case using the Exchange Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which the initial Interest Period shall commence or the last Business Day of a calendar month, as the case may be, and each such amount shall, except as provided in the last sentence of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Swingline Loan denominated in Euro or Sterling as of the date on which such Loan is made, using the Exchange Rate for Euro or Sterling, as the case may be, in relation to Dollars in effect on such date, and each such amount shall, except as provided in the last sentence of this Section, be the US Dollar Equivalent of such Swingline Loan. The Administrative Agent shall notify the Borrower and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing. For purposes of Section 6.05, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the Borrower’s annual and quarterly financial statements.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions and relying on the representations and warranties (subject to Section 4.02(a)) set forth herein,

each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time during the Availability Period in Dollars or a Designated Foreign Currency in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans during the Availability Period.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type and denominated in the same currency made by the Lenders ratably in accordance with their individual Revolving Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.12, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of (A) Eurocurrency Loans or (B) ABR Loans, as the Borrower may request in accordance herewith, and each Revolving Borrowing denominated in a Designated Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request, (a) in the case of a Eurocurrency Borrowing, by a written Borrowing Request not later than 12:00 noon, Local Time, three Business Days before the date of the proposed

Borrowing or (b) in the case of an ABR Borrowing, by telephone or by telecopy not later than 12:00 noon, Local Time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Borrower and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the currency and aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Type of the requested Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (A) in the case of a Borrowing denominated in Dollars, an ABR Borrowing, and (B) in the case of a Borrowing denominated in a Designated Foreign Currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any Borrowing Request that shall fail to specify any of the information required by clause (i), (ii) or (v) of the immediately preceding paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower denominated in Dollars or Designated Foreign Currencies from time to time during the Availability Period, in an aggregate amount at any time outstanding that will not result in (i) the Swingline Exposure exceeding US$1,500,000,000, (ii) the aggregate Dollar Equivalent amount of outstanding Swingline Loans made by any Swingline Lender exceeding such Lender’s Swingline Commitment, (iii) the aggregate Dollar Equivalent Amount of such Swingline Lender’s outstanding Revolving Loans and Swingline Loans (including participations in outstanding Swingline Loans) exceeding the amount of such Swingline Lender’s Revolving Commitment, or (iv) the aggregate Revolving Exposure exceeding the aggregate amount of the Revolving Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan denominated in Dollars will be an ABR Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing (or, in the case of a US Swingline Loan, by telephone (confirmed by telecopy)) not later than (i) 12:00 noon, Local Time, on the day of any such proposed US Swingline Loans and (ii) 10:00 a.m., Local Time, on the day of any such proposed European Swingline Loans or UK Swingline Loans. Each such notice shall be irrevocable and shall specify the requested borrowing date (which shall be a Business Day), the currency and the aggregate principal amount of the requested Swingline Loan (which shall comply with Section 2.02(c)). The Administrative Agent will promptly notify each Swingline Lender of any such notice received from the Borrower and of such Swingline Lender’s share of the requested Swingline Borrowing. Each Swingline Lender shall make its share of each requested Swingline Loan available to the Borrower (pro rata in accordance with the relative amounts of the Swingline Commitments of the Swingline Lenders) in the requested currency by means of a transfer of funds by 2:00 p.m., Local Time, on the requested date of such Swingline Loan, (i) to the Applicable Funding Account, in the case of US Swingline Loans, and (ii) to the account of the Administrative Agent most recently designated by it for such purpose, in the case of Multicurrency Swingline Loans. The Administrative Agent will make such Multicurrency Swingline Loans available to the Borrower by promptly transferring the amounts so received pursuant to clause (ii) of the immediately preceding sentence, in like funds, to the Applicable Funding Account.

(c) Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire and fund participations on such Business Day in all or a portion of the Swingline Loans of such Swingline Lender outstanding. Such notice shall specify the aggregate amount and currency of the Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice each Lender’s share, based on such Lender’s Applicable Percentage, of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent (in Dollars or the relevant Designated Foreign Currency, as the case may be), for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to

Loans made by such Lender (and Section 2.05, including with respect to interest payable in respect of unfunded amounts, shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the applicable Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

(d) Notwithstanding anything to the contrary in this Agreement, if any Swingline Exposure exists at the time a Lender becomes a Defaulting Lender, (i) the Borrower shall make arrangements satisfactory to the Swingline Lenders eliminating the risk of the Swingline Lenders with respect to each Defaulting Lender’s participation therein or (ii) in the event no such satisfactory arrangements are made, the Borrower shall be required to prepay the outstanding Swingline Loans in an amount equal to the Swingline Exposure of the Defaulting Lender or, if agreed by each Swingline Lender, cash collateralize Swingline Loans in the amount of the Swingline Exposure of the Defaulting Lender on terms satisfactory to each Swingline Lender (in which case any such cash collateral held by a Swingline Lender will be applied as a payment of Swingline Loans immediately prior to any exercise by such Swingline Lender of its rights to require the funding of participations in such Loans pursuant to Section 2.04(c)). In the event the Borrower prepays or cash collateralizes the Swingline Loans in the amount of the Swingline Exposure of the Defaulting Lender pursuant to clause (ii) above, then the Lenders other than the Defaulting Lender will be required to fund participations in the remaining Swingline Loans under Section 2.04(c) in accordance with their Applicable Percentages determined, in accordance with the definition of such term herein, without taking into account the Commitment of such Defaulting Lender (it being understood that such funding of participations shall not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment).

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency, in the case of a Eurocurrency Loan by 12:00 noon, Local Time, and in the case of an ABR Loan by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) in the case of Loans in Dollars, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of Loans in Designated Foreign Currencies, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to a Swingline Loan in the relevant currency. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election; provided that any notice of election to convert a Eurocurrency Borrowing into an ABR Borrowing at the end of its then-current Interest Period must be made by the time that a Borrowing Request for a Eurocurrency Borrowing would be required under Section 2.03. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any other provision of this Section, the Borrower will not be permitted to change the currency of any Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a one-month Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments .

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their individual Applicable Percentages.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan (other than a Swingline Loan) on the Maturity Date, and (ii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or the last day of a calendar month and is at least five Business Days after the date on which such Swingline Loan is made; provided that, on each date that a Revolving Borrowing is made in any currency, the Borrower shall repay all Swingline Loans denominated in such currency that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and payment of any amounts required under Section 2.14.

(b) In the event and on each occasion that the sum of the total Revolving Exposures exceeds the total Revolving Commitments, then (i) on the last day of any Interest Period for any Eurocurrency Borrowing and (ii) on each other date on which any ABR Revolving Borrowing or Swingline Loan shall be outstanding, the Borrower shall prepay Loans in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Revolving Borrowings and Swingline Loans referred to in clause (i) or (ii), as applicable; provided, however, that, in any event, the Borrower shall prepay Revolving Loans or Swingline Loans in an aggregate amount sufficient to eliminate such excess by the 90th day after such excess first arises. If at any time the sum of the total Revolving Exposures exceeds 105% of the total Revolving Commitments, then the Borrower shall, not later than the next Business Day, prepay one or more Borrowings in an aggregate principal amount sufficient to (x) reduce the sum of the total Revolving Exposures to an amount not in excess of the total Revolving Commitments.

(c) Prior to any prepayment of Borrowings the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) below.

(d) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing or a US Swingline Borrowing, not later than 12:00 noon, Local Time, on the Business Day of prepayment and (iii) in the case of a prepayment of a Multicurrency Swingline Borrowing, by 10:00 a.m., Local Time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, and each prepayment of a Swingline Borrowing shall be applied ratably to the Swingline Loans (or participations therein) included in such prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Rate in effect from time to time applied to the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the Maturity Date or such earlier date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay the Administrative Agent, for its own account, the fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders.

SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate, in the case of Borrowings in Dollars, and at the LIBO Rate, in the case of Borrowings in a Designated Foreign Currency, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Swingline Loan shall bear interest (i) in the case of a US Swingline Loan, at the Alternate Base Rate plus the Applicable Rate, (ii) in the case of a European Swingline Loan, at the Euro Overnight Rate plus the Applicable Rate applicable to Eurocurrency Loans, and (iii) in the case of a UK Swingline Loan, at the Sterling Overnight Rate plus the Applicable Rate applicable to Eurocurrency Loans.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest from the date on which such amount became due until such amount is paid in full, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest on any Loan denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the affected type (including Loans denominated in a particular currency, as applicable) shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as (A) if such Borrowing is denominated in Dollars, an ABR Revolving Borrowing, or (B) if such Borrowing is denominated in any other currency, a Revolving Borrowing bearing interest at such rate as the affected Lenders and the Borrower may agree adequately reflects the costs to such Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto), and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (or such Borrowing shall not be made if the Borrower revokes (and in such circumstances, such Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing Request by telephonic notice, confirmed promptly in writing, not later than one Business Day prior to the proposed date of such Borrowing) and (iii) any request by a Borrower for a Eurocurrency Borrowing denominated in a currency other than Dollars shall be ineffective; provided that if the circumstances giving rise to such notice affect only one type of Borrowings (for example, Loans having certain Interest Periods or denominated in a particular currency), then the other types of Borrowing shall be permitted.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve or other requirement reflected in the Adjusted LIBO Rate or in additional interest paid pursuant to Section 2.21); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s direct or indirect holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s direct or indirect holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s direct or indirect holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s direct or indirect holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its direct or indirect holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section 2.13, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender in the United States with respect to similarly affected commitments or loans under agreements with such borrowers having provisions similar to this Section 2.13 (it being understood that this sentence shall not limit the discretion of any Lender to waive the right to demand such compensation in any given case).

(f) If any Lender shall subsequently recoup any costs (other than from the Borrower) for which such Lender has previously been compensated by the Borrower under this Section 2.13, such Lender shall remit to the Borrower an amount equal to the amount of such recoupment.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (except in the case when such notice may be revoked under Section 2.09(d) or Section 2.12 and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss (excluding loss of margin), cost and expense it may reasonably incur as a result of such event; provided, however, that the Borrower shall not compensate any Lender for any cost of terminating or liquidating any hedge or related trading position (such as a rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, swaption or any other similar transaction). Such compensable loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or LIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this

Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 15 days after written demand therefor, for the full amount of any Taxes attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the applicable Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) If the Administrative Agent or a Lender determines, in its good-faith judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or

Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(a) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower, as the case may be, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(g)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent for the account of the applicable Lenders, except payments to be made directly to the Swingline Lenders as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension (but in no case shall any payment so extended be due after the Maturity Date). All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of the relevant Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the

Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in any Designated Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(a) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if the Borrower is required to pay any additional interest to any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13, 2.15 or 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) the Borrower is required to pay any additional interest to any Lender pursuant to Section 2.21, (iv) any Lender becomes a Defaulting Lender, or (v) any Lender is a Non-Consenting Lender under Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required by Section 9.04, the Borrower shall have received the prior written consent of the Administrative Agent and the Swingline Lenders, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15 or additional interest required pursuant to Section 2.21, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10;

(b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c) if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; provided that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent prepay such Swingline Exposure; and

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan, unless it is satisfied that the related exposure will be fully covered by the Commitments of the non-Defaulting Lenders, and participating interests in any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan, unless the Swingline Lenders shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lenders to defease any risk to the Swingline Lenders in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except as otherwise expressly agreed by the affected parties, no change hereunder of a Lender’s status from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.19. Increase in Revolving Commitments. (a) The Borrower may on one or more occasions during the Availability Period request, by written notice to the Administrative Agent, the establishment of Incremental Revolving Commitments to be provided by Incremental Lenders and in connection therewith cause additional Swingline Commitments to be provided by such Incremental Lenders (not exceeding, in the aggregate for all such new or increased Swingline Commitments, the aggregate amount of such Incremental Commitments); provided, however, that (i) the amount of each Incremental Facility shall be no less than $75,000,000 and (ii) the aggregate amount of all the Incremental Revolving Commitments established hereunder shall not exceed $500,000,000. Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Incremental Revolving Commitments being requested (it being agreed that (A) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (B) any Person other than an existing Lender that the Borrower proposes to become an Incremental Lender shall be subject to the approval of the Administrative Agent and the Swingline Lenders (which approval shall not be unreasonably withheld).

(b) The terms and conditions of any Incremental Revolving Commitments and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments hereunder and the Loans and other extensions of credit made thereunder, and shall be treated as a single class with such Revolving Commitments and Loans.

(c) The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by the Borrower, each Incremental Lender providing such Incremental Revolving Commitments and the Administrative Agent; provided that no Incremental Facility or Incremental Revolving Commitments or new or increased Swingline Commitments relating thereto will become effective unless (i) no Default shall have occurred and be continuing at the time of, and immediately after giving effect to, the effectiveness of such Incremental Revolving Commitments, (ii) on the date of effectiveness thereof, the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such effectiveness, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, (iii) the Administrative Agent shall have received a certificate dated the date of such effectiveness confirming satisfaction as of such date of the conditions referred to in clauses (i) and (ii), (iv) the Borrower shall make any payments required to be made pursuant to Section 2.14 in connection with such Incremental Revolving Commitments and the related transactions under this Section, and (v) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents, consistent with those delivered under Section 4.01 hereof, as shall reasonably be requested by the Administrative Agent in connection with such Incremental Facility. Each Incremental Facility Amendment may, without the consent of any Lender other than the Incremental Lenders party thereto, effect such amendments to this Agreement as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d) Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Revolving Lender” and, as applicable, a Swingline Lender, hereunder, and shall thereafter be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder, and (ii)(A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the aggregate Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitments, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentages of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount and in the currency thereof (together with accrued interest in the applicable currency), such interests in the outstanding Revolving Loans and funded participations in Swingline Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and funded participations in Swingline Loans will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in paragraph (a) of this Section and of the effectiveness of any Incremental Revolving Facility, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to paragraph (e) of this Section.

SECTION 2.20. Extension of Maturity Date. (a) The Borrower may, on no more than two occasions during the term of this Agreement, by written notice (an “Extension Notice”) delivered to the Administrative Agent not less than 30 days and not more than 60 days prior to any anniversary of the Effective Date, request a one-year extension of the Maturity Date then in effect (the “Existing Maturity Date”) to be effective on such anniversary (the “Extension Effective Date”); provided that (i) no Default shall have occurred and be continuing on the Extension Effective Date, (ii) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Extension Effective Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and (iii) the Administrative Agent shall have received a certificate, dated the Extension Effective Date and signed by a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (i) and (ii) of this paragraph (a).

(b) The effectiveness of any extension of the Maturity Date shall require the prior written consent of the Required Lenders, each Lender participating in such extension of the Maturity Date, and the Administrative Agent. The Administrative Agent shall promptly furnish a copy of the Extension Notice to each Lender, and shall request that each Lender either agree or not agree to such extension no later than 10 days prior to the requested Extension Effective Date. Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The decision to agree or withhold agreement to any extension of the Maturity Date hereunder shall be at the sole discretion of each Lender. The Revolving Commitment of any Lender that has declined to agree to any requested extension of the Maturity Date (a “Non-Consenting Lender”) shall terminate on the

Existing Maturity Date, and the principal amount of any outstanding Loans made by such Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Lender hereunder, shall be due and payable on the Existing Maturity Date, and such Non-Consenting Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the date it ceased being a party. Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, prior to an Extension Effective Date, pursuant to, and in accordance with, Section 2.17(b), to replace a Non-Consenting Lender with a Lender or other financial institution that will agree to an extension of the Maturity Date.

SECTION 2.21. Additional Reserve Costs.

(a) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate) in respect of any of such Lender’s Eurocurrency Loans in any Designated Foreign Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(b) Any additional interest owed pursuant to paragraph (a) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22. Redenomination of Certain Designated Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency (and the Administrative Agent shall give notice thereof to the Borrower and the Lenders); provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of the Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (with the consent of the Borrower (not to be unreasonably withheld)) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Significant Subsidiaries is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business and in good standing (if applicable) in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and the applicable Subsidiaries’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of the Significant Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Significant Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material amount of assets of the Borrower or any of the Significant Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent for delivery to the Lenders (i) a combined balance sheet and statements of income, stockholders’ equity and cash flows for the Hewlett Packard Enterprise Company Businesses as of and for the fiscal year ended October 31, 2014, reported on by Ernst & Young LLP, independent registered public accounting firm, and (ii) an unaudited combined balance sheet and statements of income, stockholders’ equity and cash flows as of and for the period ending July 31, 2015. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Since October 31, 2014, other than the consummation of the Separation Transactions, there has been no material adverse change in the actual business, assets, operations or financial condition of the Hewlett Packard Enterprise Company Businesses, taken as a whole.

SECTION 3.05. Litigation and Environmental Matters. (a) Except as disclosed in Hewlett-Packard Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, the quarterly reports on Form 10-Q or current reports on Form 8-K filed subsequent thereto but prior to the Effective Date, or any amendments thereof filed subsequent thereto but prior to the Effective Date, the Information Statement, or any amendment thereof filed subsequent thereto but prior to the Effective Date, and except as set forth on Schedule 3.05, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Significant Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except as disclosed in the Hewlett-Packard Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, the quarterly reports on Form 10-Q or current reports on Form 8-K filed subsequent thereto but prior to the Effective Date, or any amendments thereof filed subsequent thereto but prior to the Effective Date, the Information Statement, or any amendment thereof filed subsequent thereto but prior to the Effective Date, except as set forth on Schedule 3.05 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Significant Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

SECTION 3.06. Compliance with Laws and Agreements. None of the Borrower or any of the Significant Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation or indenture, agreement or other instrument, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority or indenture, agreement or other instrument, where such violation or default could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07. Investment Company Status. The Borrower is not, and is not “controlled” by, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08. Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required by law to have been filed, and has paid or caused to be paid all Taxes shown to be due and payable on such Tax returns, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Any underfunding with respect to one or more Plans (based on the assumptions used for purposes of Financial Accounting Standards No. 87) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U and Regulation X. If required by law and requested by the Administrative Agent or any Lender, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 3.11. Pari Passu Status. The obligations of the Borrower under this Agreement rank, and will rank, at least pari passu in priority of payment and in all other respects with all unsecured Indebtedness of the Borrower.

SECTION 3.12. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and Borrower Agents with Anti-Corruption Laws and applicable Sanctions. None of the Borrower or any Subsidiary of the Borrower is a Sanctioned Person. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, its and their respective directors, officers, employees and Borrower Agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No proceeds of any Loans will be used directly, or to the knowledge of the Borrower, indirectly for the purpose of financing the activities of any Sanctioned Person or in any Sanctioned Country (unless, in each case, authorized by Sanctions), or for the purpose of engaging in any activity in violation of Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and acquire participations in Swingline Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower, each Lender and the Administrative Agent either (i) a counterpart of this Agreement (which may include telecopy or electronic transmission of a signed signature page of this Agreement) signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement.

(b) The Separation Transactions shall have been consummated in accordance with and as described in the Information Statement, without any changes or deviations therefrom that could reasonably be expected to be materially adverse to the Lenders, except for any such changes or deviations that have been approved by the Arrangers.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Rishi Varma, Vice President, Deputy General Counsel and Assistant Secretary of the Borrower (or any outside counsel designated by the Borrower), substantially in the form of Exhibit B-1, and covering such matters relating to the Borrower, this Agreement or the Transactions as the Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower in its jurisdiction of organization, the authorization of the Transactions and any other legal matters relating to the Borrower, the Subsidiaries, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Borrower shall have provided the Administrative Agent and the Lenders with pro forma unaudited combined financial statements of the Borrower and its Subsidiaries equivalent to the unaudited combined financial statements in the Information Statement as of and for the period ending July 31, 2015, in each case prepared on a pro forma basis giving effect to the Separation Transactions, in respect of each fiscal quarter ending after July 31, 2015 and prior to the date that is 45 days prior to the Effective Date (and for the equivalent period in the preceding fiscal year).

(f) The Administrative Agent shall have received certificates dated the Effective Date (i) signed by a Vice President or a Financial Officer of the Borrower confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of such date (but without excluding the representation and warranty set forth in Section 3.04(b) or Section 3.05) and (ii) signed by a Financial Officer of the Borrower, substantially in the form of Exhibit B-2, with respect to the solvency on such date of the Borrower and the Subsidiaries, on a consolidated basis, after giving effect to the Separation Transactions and the other transactions to be consummated on the Effective Date.

(g) There shall not have occurred or come to the attention of the Lenders any event or circumstance (for the avoidance of doubt, other than consummation of the Separation Transactions) that has resulted or could reasonably be expected to result in a material adverse change in the actual business, assets, operations or financial condition of the Hewlett Packard Enterprise Company Businesses since October 31, 2014.

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer”, and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested at least five Business Days prior to the Effective Date.

(i) All fees, cost reimbursements and out-of-pocket expenses required to be paid or reimbursed on or prior to the Effective Date pursuant hereto or pursuant to the Commitment Letter, to the extent invoiced prior to (or, in the case of cost reimbursement and out-of-pocket expenses, not fewer than two Business Days prior to) the Effective Date, shall have been paid or will be paid on the Effective Date substantially concurrently with the effectiveness of this Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement and obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on November 30, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement (other than the representations and warranties set forth in Section 3.04(b) and Section 3.05) shall be true and correct on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a) on or before the earlier of (i) the date by which the Annual Report on Form 10-K of the Borrower (without giving effect to any extension thereof) for each fiscal year is required to be filed under the rules and regulations of the SEC and (ii) 90 days after the end of such fiscal year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) on or before the earlier of (i) the date by which the Quarterly Report on Form 10-Q of the Borrower for each of the first three fiscal quarters of each fiscal year is required to be filed under the rules and regulations of the SEC (without giving effect to any extension thereof) and (ii) 45 days after the end of each of the first three fiscal quarters of such fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) not later than the date by which financial statements are required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05;

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or with the requirements of the Patriot Act or any other “know your customer” or similar laws or regulations, as the Administrative Agent or any Lender may reasonably request (it being understood that the Borrower shall not be required to provide any information which is subject to confidentiality restrictions, the nature of which prohibit such disclosure notwithstanding the provisions of Section 9.12 hereof); and

(e) all information, documents and other materials that the Borrower is obligated to deliver to the Administrative Agent under this Agreement, including all notices, requests, and other reports, certificates and other information materials, but excluding any such information that (i) is required to be delivered pursuant to clauses (a) and (b) of this Section 5.01, (ii) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any Interest Election Request or Interest Period relating thereto), (iii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iv) provides notice of any Default or Event of Default, or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded information being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement, but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system, access to which is controlled by the Administrative Agent (the “Platform”).

Reports required to be delivered pursuant to clauses (a) and (b) of this Section 5.01 shall be deemed to have been delivered on the date on which the Borrower posts such reports on its website at www.hp.com or when such reports are posted on the SEC’s website at www.sec.gov; provided that the Borrower shall deliver to the Administrative Agent, not later than the date on which financial statements are required to be delivered under clause (b) above, the certification of a Financial Officer, as required by clause (b).

SECTION 5.02. Notices of Material Events. Promptly after a Financial Officer or any other executive officer of the Borrower becomes aware of the following, the Borrower will furnish to the Administrative Agent for delivery to each Lender written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against or affecting the Borrower or any Affiliate thereof that, if not cured or if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, if not cured or if adversely determined, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $200,000,000; and

(d) any other development or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Significant Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or asset disposition permitted under Section 6.04; provided further that neither the Borrower nor any of the Significant Subsidiaries shall be required to preserve any rights, licenses, permits, privileges or franchises or any Significant Subsidiary’s existence if the Borrower or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not materially adversely affect the Borrower, such Subsidiary or the Lenders with respect to any Commitments or Borrowing hereunder.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, other than Indebtedness but including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that the Borrower and the Subsidiaries may instead self-insure to the same general extent as other companies of similar size, type and financial condition as the Borrower or such Subsidiary, and to the extent such policies are consistent with prudent business practice.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of the consolidated financial statements of the Borrower and the Subsidiaries in accordance with GAAP. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (which representatives shall be reasonably acceptable to the Borrower), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that such designated representatives agree to any reasonable confidentiality obligations proposed by the Borrower, including, but not limited to, confidentiality obligations agreed to by the Lenders under or in connection with this Agreement.

SECTION 5.07. Compliance with Laws. (a) The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce in all material respects policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and Borrower Agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds. (a) The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

(b) The Borrower will not permit the proceeds of any Loans to be used directly, or to the knowledge of the Borrower, indirectly for the purpose of financing the activities of any Sanctioned Person or in any Sanctioned Country (unless, in each case, authorized by Sanctions), or for the purpose of engaging in any activity in violation of Sanctions.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or Attributable Debt, except:

(a) Indebtedness, including Guarantees and obligations in respect of letters of credit and letters of guaranty, existing on the Effective Date and set forth on Schedule 6.01 (i) individually, identifying the relevant Subsidiary and Indebtedness, in the case of any issue or item of Indebtedness having an outstanding principal amount in excess of $100,000,000 and (ii) in the aggregate with respect to all other such Indebtedness;

(b) Guarantees of Indebtedness of any Subsidiary to the extent such Indebtedness is otherwise permitted under this Agreement;

(c) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(d) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof; or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) no other Subsidiary (other than a Subsidiary into which the acquired Person is merged or any Subsidiary of the acquired Person) shall Guarantee or otherwise become liable for the payment of such Indebtedness, except to the extent that such Guarantee is incurred pursuant to Section 6.01(g);

(e) Indebtedness incurred to finance the purchase price, construction cost or improvement cost incurred in connection with the acquisition, construction or improvement of assets, including Capital Lease Obligations; provided that (i) such Indebtedness is incurred prior to or within one year after, the date of acquisition, construction or improvement of such assets, (ii) such Indebtedness does not exceed the amount of such purchase price or cost of the asset and (iii) any Lien securing such Indebtedness is permitted under Section 6.02(f);

(f) Indebtedness of Subsidiaries that are limited purpose financing vehicles for Securitization Transactions incurred to finance such Securitization Transactions, provided that such Securitization Transactions otherwise comply with the provisions hereof;

(g) other Indebtedness of Subsidiaries, including Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.03; provided that the sum, without duplication, of (i) the aggregate outstanding principal amount of Indebtedness permitted by this clause (g), plus (ii) the aggregate outstanding principal amount of Indebtedness and other obligations secured by Liens permitted by Section 6.02(g), plus (iii) the outstanding Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.03 shall not exceed at any time the greater of $1,000,000,000 and 12.5% of Consolidated Net Tangible Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b);

(h) Indebtedness incurred in connection with the extension of maturity of, or refunding or refinancing of, in whole or in part, any Indebtedness or Attributable Debt outstanding pursuant to Section 6.01(a),(d), (e) or (g), provided that (i) such extension of, or refunding refinancing shall not increase the principal amount of the Indebtedness or Attributable Debt being extended, or refunded or refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such extension, refunding or refinancing and (ii) any such refinancing Indebtedness in respect of Indebtedness incurred under Section 6.01(g) will be deemed to utilize the basket referred to in Section 6.01(g), but such Indebtedness shall be permitted even if such Indebtedness is incurred at a time when such Indebtedness would not otherwise be permitted to be incurred under such clause;

(i) Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business; and

(j) Indebtedness as an account party in respect of trade letters of credit.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens on any property or asset of a Subsidiary securing Indebtedness of such Subsidiary to the Borrower or to another Subsidiary;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than extensions and accessions thereto and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof permitted by Section 6.01(g);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than extensions and accessions thereto and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;

(e) Liens arising under Securitization Transactions entered into on lease and other accounts receivable sold or transferred pursuant to such Securitization Transactions or on interests retained by the Borrower or any Subsidiary in any securitization vehicle utilized to effect such a Securitization Transaction;

(f) any Lien given to secure Indebtedness or other obligations (including, in the case of Subsidiaries, Indebtedness incurred pursuant to Section 6.01(e)) incurred to finance the payment of the purchase price, construction cost or improvement cost of the acquisition, construction or improvement of assets; provided that (i) such Lien shall attach solely to the assets acquired, constructed or improved (including any assets which are attached or otherwise adjoining such assets), (ii) such Lien has been created or incurred by the Borrower or a Subsidiary simultaneously with, or within one year after, the date of acquisition, construction or improvement of such assets, (iii) the Indebtedness or other obligations secured thereby shall not exceed the amount of such purchase price or cost of the asset and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition, construction or improvement of assets, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;

(g) other Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary; provided that the sum, without duplication, at any time of (i) the aggregate outstanding principal amount of Indebtedness and other obligations secured by Liens permitted by this clause (g) plus (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.01(g), plus (iii) the outstanding Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.03 shall not exceed at any one time the greater of $1,000,000,000 and 12.5% of Consolidated Net Tangible Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b); and

(h) Liens in respect of Indebtedness incurred in connection with the extension of maturity of, or refunding or refinancing of, in whole or in part, any secured Indebtedness incurred under Section 6.02(g), provided that (i) such extension of, or refunding or refinancing shall not increase the principal amount of the secured Indebtedness or Attributable Debt being extended, or refunded or refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such extension, refunding or refinancing and (ii) any such secured Indebtedness will be deemed to utilize the basket referred to in Section 6.02(g), but such secured Indebtedness (and the Liens in respect thereof) shall be permitted even if the such secured Indebtedness is incurred at a time when such secured Indebtedness would not otherwise be permitted to be incurred under such clause.

SECTION 6.03. Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Borrower may, and may permit any Subsidiary to, enter into Sale and Leaseback Transactions provided the sum, without duplication, of (i) the aggregate outstanding Attributable Debt in respect of Sale and Leaseback Transactions permitted by this Section plus (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.01(g), plus (ii) the aggregate outstanding principal amount of Indebtedness or other obligations secured by Liens permitted by Section 6.02(g) shall not exceed at any one time the greater of $1,000,000,000 and 12.5% of Consolidated Net Tangible Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b).

SECTION 6.04. Fundamental Changes. The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary or other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Wholly Owned Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge into or consolidate with any other Person if the surviving Person is or becomes by virtue of such transaction a Wholly Owned Subsidiary, and the Borrower determines in good faith that such merger or consolidation is in the best interests of the Borrower and would not materially adversely affect the Lenders, (vi) the Borrower or any Subsidiary may merge into or consolidate with any other Person; provided that the Borrower or such Subsidiary is the surviving corporation, (vii) any Subsidiary may merge with any other Person in a transaction in which the surviving entity is not a Subsidiary; provided that such transaction does not constitute the disposition of all or substantially all assets of the Borrower and its subsidiaries taken as a whole, and (viii) the Borrower may consummate the Separation Transactions and (ix) Hewlett-Packard Financial Services Company and its subsidiaries (or any of its or their successors in the leasing business) may lease equipment and other assets in the ordinary course of business.

SECTION 6.05. Financial Covenants. (a) After the occurrence of any Board Control Event, the Borrower will not permit the Total Leverage Ratio on the last day of any fiscal quarter to exceed 4.0 to 1.0.

(b) The Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for any period of four consecutive fiscal quarters ending after the Effective Date and prior to the Maturity Date to be less than 3.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or, pursuant to Section 4.02, deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been false or misleading in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08(b) or Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any conversion, repurchase or redemption of any Material Indebtedness scheduled by the terms thereof to occur on a particular date and not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Subsidiaries, or (iii) any repurchase or redemption of any Material Indebtedness pursuant to any put option exercised by the holder of such Material Indebtedness; provided that such put option is exercisable at times specified in the terms of the Material Indebtedness and is not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Subsidiaries;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case referred to in (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(j) the Borrower or any Material Subsidiary shall admit in writing its inability, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 shall be rendered by a court of competent jurisdiction against the Borrower, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as, at the time of such later declaration, an Event of Default is continuing), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. In addition, for the avoidance of doubt, the Lenders hereby acknowledge that none of the Joint Lead Arrangers, Joint Bookrunners, or Co-Syndication Agents, set forth on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent, Swingline Lender or a Lender hereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent becomes a Defaulting Lender under clause (d) of the definition of such term, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment by the 30th day following the date of such notice (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such 30th day (or agreed earlier date). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender represents that it is engaged in making, acquiring and holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender and to make, acquire and hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise set forth in subsection (b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed, e-mail, by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Hewlett Packard Enterprise Company, 3000 Hanover Street, Palo Alto, CA 94304, Attention of Treasurer (Fax No. (650) 857-4837), with a copy to the General Counsel at the same address and to Fax No. (650) 857-4837;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Kerry Goodnight (Fax No. (302) 634-4712), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, NY, 10179, Attention of Donatus Anusionwu (Fax No. (212) 270-5127); provided that if any notice or other communication relates to Borrowings in a Designated Foreign Currency, then an additional copy shall be delivered, mailed or sent by telecopy to J.P. Morgan Europe Limited, Loans Agency 6th floor, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention: Loans Agency (Fax No. +44 20 7777 2360); and

(iii) if to any other Lender, to it at its address (or e-mail or fax number) set forth on Schedule 2.01 or in its Administrative Questionnaire.

(b) Communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other Communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or Communications.

(c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(d) The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent the liability of any Agent Party is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of, or breach of this Agreement by, such Agent Party.

Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Borrower, the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Borrower, the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) decrease the principal amount of any Loan or decrease the rate of interest thereon, or decrease any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or decrease the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) change any provisions of this Agreement in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; and provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent or the Swingline Lenders, as the case may be and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Swingline Lender) or the Swingline Lender (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Swingline Lenders) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Notwithstanding the foregoing, (1) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, any Swingline Lender stating that it objects to such amendment, and (2) the Commitments and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02);

provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the due diligence investigation of the Borrower, the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, however, that only one outside counsel may act on behalf of the Administrative Agent and the Lenders in connection with the preparation and negotiation of this Agreement, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (such fees, charges and disbursements not to include allocated costs of internal counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (not to include allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that any such losses, claims, damages, liabilities and expenses arise out of or in connection with such Indemnitee’s acting as Administrative Agent, Co-Administrative Agent or a Lender under this Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of, or violation of law by, such Indemnitee. The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee. Anything in this Section 9.03(b) to the contrary notwithstanding, the Borrower shall not be liable for the fees and expenses of more than one primary outside counsel and one local outside counsel per jurisdiction retained by each Indemnitee in connection with the defense of any action for which indemnification is sought hereunder. The Borrower shall have no obligation to any Indemnitee under this Section 9.03(b) for matters for which such Indemnitee has been fully compensated pursuant to any other provision of this Agreement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Loans and unused Revolving Commitments at the time of such determination.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

(f) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than any Defaulting Lender, natural person or investment vehicle or trust for the primary benefit of a natural person or relatives of a natural person), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment, other than to an existing Lender or an Affiliate of a Lender, of all or a portion of a Commitment or any Lender’s obligations in respect of its Swingline Exposure, each of the Swingline Lenders) must give their prior written consent to such assignment (each such consent not to be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall be an integral multiple of $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (payable by the assignor or assignee), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (i) entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment, and (ii) subject to the confidentiality provisions hereof). Any purported sale, assignment, delegation or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void and instead be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(b) or (c), 2.05(b), 2.16(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Swingline Lenders, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(g) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement (provided, however, that such representations and warranties shall be made or deemed made only as of the Effective Date, the times of any Borrowings hereunder, or such other dates on or as of which such representations and warranties are specifically required to be made pursuant to the provisions hereof, including, as applicable, in connection with any Incremental Facility under Section 2.19 or any extension of the Maturity Date pursuant to Section 2.20) and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and certain Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, any Subsidiary, and the obligations hereunder, (g) on a confidential basis to any rating agency in connection with rating the Borrower or the credit facilities provided for herein, (h) with the consent of the Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. If any Lender or the Administrative Agent is required by any Governmental Authority or any other Person to disclose Information or otherwise intends to disclose any Information pursuant to clause (c) of this Section, unless prohibited by law such Lender or the Administrative Agent, as the case may be, shall promptly notify the Borrower in writing so as to provide the Borrower with the opportunity to seek a protective order or take such other actions that are deemed appropriate by the Borrower to protect the confidentiality of the Information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender confirms that it maintains internal policies and procedures, including “ethical wall” procedures, intended to protect against the unlawful use of confidential information and such procedures apply to the Information.

SECTION 9.13. Authorization to Distribute Certain Materials to Public-Siders; Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS SUBSIDIARIES OR SECURITIES THEREOF AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES OR SECURITIES THEREOF. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c) If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the Loan Documents

(d) The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC

SECTION 9.14. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. No Fiduciary Duty. The Borrower acknowledges that the Administrative Agent, the Co-Administrative Agent, each Lender and the Affiliates of each of the foregoing, may have economic interests that conflict with those of the Borrower, the Subsidiaries and their Affiliates. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Co-Administrative Agent, each Lender and the Affiliates of each of them, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Co-Administrative Agent, the Lenders or any Affiliate of any of them, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEWLETT PACKARD ENTERPRISE COMPANY,

by
/s/ Timothy C. Stonesifer
Name: Timothy C. Stonesifer
Title: CFO

JPMORGAN CHASE BANK, N.A., individually and as Administrative Processing Agent and Co-Administrative Agent,

by
/s/ Donatus O. Anusionwu
Name: Donatus O. Anusionwu
Title: Vice President

CITIBANK, N.A., individually and as Co-Administrative Agent,

by
/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: BNP PARIBAS,

by
/s/ Nicolas Rabier
Name: Nicolas Rabier
Title: Managing Director

[1]by
/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: HSBC Bank USA,

by
/s/ David Wagstaff
Name: David Wagstaff
Title: Managing Director

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Bank of America, N.A.,

by
/s/ Jeannette Lu
Name: Jeanette Lu
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: DEUTSCHE BANK AG NEW YORK BRANCH,

by
/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

[2]by
/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

[2]	For any institution that requires an additional signature line.

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: MIZUHO BANK, LTD.,

by
/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Authorized Signatory

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Wells Fargo Bank, National Association.,

by
/s/ Lacy Houstoun
Name: Lacy Houstoun
Title: Director

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Barclays Bank PLC,

by
/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: GOLDMAN SACHS BANK USA,

by
/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: ING Bank N.V., Dublin Branch,

by
/s/ Sean Hassett
Name: Sean Hassett
Title: Director

[3]by
/s/ Maurice Kenny
Name: Maurice Kenny
Title: Director

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: ROYAL BANK OF CANADA,

by
/s/ Mark Gronich
Name: Mark Gronich
Title: Authorized Signatory

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: SOCIETE GENERALE,

by
/s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by
/s/ Lillian Kim
Name: Lillian Kim
Title: Director

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Morgan Stanley Bank, N.A.,

by
/s/ Michael King
Name: Michael King
Title: Authorized Signatory

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Australia and New Zealand Banking Group Limited,

by
/s/ Robert Grillo
Name: Robert Grillo
Title: Director

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Bank of China Los Angeles Branch,

by
/s/ Lixin Guo
Name: Lixin Guo
Title: SVP and Branch Manager

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Credit Agricole Corporate & Investment Bank,

by
/s/ Mike McIntyre
Name: Mike McIntyre
Title: Director

[4]by
/s/ Aaron Sansone
Name: Aaron Sansone
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Credit Suisse AG, Cayman Islands Branch,

by
/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

[5]by
/s/ Franziska Schoch
Name: Franziska Schoch
Title: Authorized Signatory

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: SANTANDER BANK, N.A.,

by
/s/ William Maag
Name: William Maag
Title: Managing Director

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: Standard Chartered Bank,

by
/s/ Felipe Macia
Name: Felipe Macia
Title: Managing Director, Syndications, Americas

SIGNATURE PAGE TO THE HEWLETT-PACKARD FIVE-YEAR CREDIT AGREEMENT

Lender: U.S. Bank,

by
/s/ Lukas Coleman
Name: Lukas Coleman
Title: Vice President

Schedule 2.01

REVOLVING COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$314,000,000
Citibank, N.A.	$314,000,000
BNP Paribas	$314,000,000
HSBC Bank USA, National Association	$314,000,000
Bank of America, N.A.	$314,000,000
Deutsche Bank AG New York Branch	$240,000,000
Mizuho Bank, Ltd.	$240,000,000
Wells Fargo Bank, National Association	$240,000,000
Barclays Bank PLC	$175,000,000
Goldman Sachs Bank USA	$175,000,000
ING Bank N.V., Dublin Branch	$175,000,000
Royal Bank of Canada	$175,000,000
Société Générale	$175,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$129,600,000
Morgan Stanley Bank, N.A.	$110,400,000
Australia and New Zealand Banking Group Limited	$85,000,000
Bank of China, Los Angeles Branch	$85,000,000
Credit Agricole Corporate & Investment Bank	$85,000,000
Credit Suisse AG, Cayman Islands Branch	$85,000,000
Santander Bank, N.A.	$85,000,000
Standard Chartered Bank	$85,000,000
U.S. Bank National Association	$85,000,000

Total	$4,000,000,000

SWINGLINE COMMITMENTS

Swingline Lender	Swingline Commitment
JPMorgan Chase Bank, N.A.	$300,000,000
Citibank, N.A.	$300,000,000
BNP Paribas	$300,000,000
HSBC Bank USA, National Association	$300,000,000
Bank of America, N.A.	$300,000,000

Total	$1,500,000,000

Schedule 3.05

LITIGATION AND ENVIRONMENTAL MATTERS

References below to “Parent” are to HP Inc. (f/k/a Hewlett-Packard Company) and to “Company” are to “Hewlett Packard Enterprise Company”.

Fair Labor Standards Act Litigation. Parent is involved in several lawsuits in which the plaintiffs are seeking unpaid overtime compensation and other damages based on allegations that various employees of Electronic Data Systems Corporation (“EDS”) or Parent have been misclassified as exempt employees under the Fair Labor Standards Act and/or in violation of the California Labor Code or other state laws. Those matters include the following:

•	Cunningham and Cunningham, et al. v. Electronic Data Systems Corporation is a purported collective action filed on May 10, 2006 in the United States District Court for the Southern District of New York claiming that current and former EDS employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees. Another purported collective action, Steavens, et al. v. Electronic Data Systems Corporation, was filed on October 23, 2007 in the same court alleging similar facts. The Steavens case was consolidated for pretrial purposes with the Cunningham case. On December 14, 2010, the court granted conditional certification of a class consisting of employees in 20 legacy EDS job codes in the consolidated Cunningham/Steavens matter. On December 11, 2013, Parent and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter, and the Salva matter described below, mediated these cases and reached a settlement agreement. The court approved the settlement on June 16, 2015 and Parent funded the settlement on July 27, 2015.

•	Salva v. Hewlett-Packard Company is a purported collective action filed on June 15, 2012 in the United States District Court for the Western District of New York alleging that certain information technology employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees under the Fair Labor Standards Act. On December 11, 2013, Parent and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter and the Salva matter mediated these cases and reached a settlement agreement. The court consolidated the Salva matter into the Cunningham/Steavens matter and approved the settlement on June 16, 2015. Parent funded the settlement on July 27, 2015.

•	Karlbom, et al. v. Electronic Data Systems Corporation is a class action filed on March 16, 2009 in California Superior Court alleging facts similar to the Cunningham and Steavens matters. The parties are engaged in discovery.

•	Benedict v. Hewlett-Packard Company is a purported class action filed on January 10, 2013 in the United States District Court for the Northern District of

California alleging that certain technical support employees allegedly involved in installing, maintaining and/or supporting computer software and/or hardware for Parent were misclassified as exempt employees under the Fair Labor Standards Act. The plaintiff has also alleged that Parent violated California law by, among other things, allegedly improperly classifying these employees as exempt. On February 13, 2014, the court granted the plaintiff’s motion for conditional class certification. On May 7, 2015, the plaintiffs filed a motion to certify a Rule 23 state class of certain Technical Solutions Consultants in California, Massachusetts, and Colorado that they claim were improperly classified as exempt from overtime under state law. On July 30, 2015, the court dismissed the Technology Consultant and certain Field Technical Support Consultant opt-ins from the conditionally certified FLSA collective action.

India Directorate of Revenue Intelligence Proceedings. On April 30 and May 10, 2010, the India Directorate of Revenue Intelligence (the “DRI”) issued show cause notices to Hewlett-Packard India Sales Private Ltd (“HP India”), a subsidiary of Parent, seven HP India employees and one former HP India employee alleging that HP India underpaid customs duties while importing products and spare parts into India and seeking to recover an aggregate of approximately $370 million, plus penalties. Prior to the issuance of the show cause notices, HP India deposited approximately $16 million with the DRI and agreed to post a provisional bond in exchange for the DRI’s agreement to not seize HP India products and spare parts and to not interrupt the transaction of business by HP India.

On April 11, 2012, the Bangalore Commissioner of Customs issued an order on the products-related show cause notice affirming certain duties and penalties against HP India and the named individuals of approximately $386 million, of which HP India had already deposited $9 million. On December 11, 2012, HP India voluntarily deposited an additional $10 million in connection with the products-related show cause notice. On April 20, 2012, the Commissioner issued an order on the parts-related show cause notice affirming certain duties and penalties against HP India and certain of the named individuals of approximately $17 million, of which HP India had already deposited $7 million. After the order, HP India deposited an additional $3 million in connection with the parts-related show cause notice so as to avoid certain penalties.

HP India filed appeals of the Commissioner’s orders before the Customs Tribunal along with applications for waiver of the pre-deposit of remaining demand amounts as a condition for hearing the appeals. The Customs Department has also filed cross-appeals before the Customs Tribunal. On January 24, 2013, the Customs Tribunal ordered HP India to deposit an additional $24 million against the products order, which HP India deposited in March 2013. The Customs Tribunal did not order any additional deposit to be made under the parts order. In December 2013, HP India filed applications before the Customs Tribunal seeking early hearing of the appeals as well as an extension of the stay of deposit as to HP India and the individuals already granted until final disposition of the appeals. On February 7, 2014, the application for extension of the stay of deposit was granted by the Customs Tribunal until disposal of the appeals. On October 27, 2014, the Customs Tribunal commenced hearings on the cross-appeals of the Commissioner’s orders. The Customs Tribunal rejected HP India request to remand the matter to the Commissioner on procedural grounds. The hearing scheduled to reconvene on April 6, 2015 was cancelled at the request of the Customs Tribunal. A new hearing date has not been set.

Russia GPO and Other Anti-Corruption Investigations. The German Public Prosecutor’s Office (“German PPO”) has been conducting an investigation into allegations that current and former employees of Parent engaged in bribery, embezzlement and tax evasion relating to a transaction between Hewlett-Packard ISE GmbH in Germany, a former subsidiary of Parent, and the General Prosecutor’s Office of the Russian Federation. The approximately €35 million transaction, which was referred to as the Russia GPO deal, spanned the years 2001 to 2006 and was for the delivery and installation of an IT network. The German PPO issued an indictment of four individuals, including one current and two former Parent subsidiary employees, on charges including bribery, breach of trust and tax evasion. The German PPO also requested that Parent be made an associated party to the case, and, if that request is granted, Parent would participate in any portion of the court proceedings that could ultimately bear on the question of whether Parent should be subject to potential disgorgement of profits based on the conduct of the indicted current and former employees. The Regional Court of Leipzig will determine whether the matter should be admitted to trial. The Polish Central Anti-Corruption Bureau is investigating into potential corrupt actions by a former employee of Hewlett-Packard Polska Sp. z o.o., an indirect subsidiary of Parent, in connection with certain public-sector transactions in Poland. Parent and the Company are cooperating with these investigating agencies.

ECT Proceedings. In January 2011, the postal service of Brazil, Empresa Brasileira de Correios e Telégrafos (“ECT”), notified subsidiary of Parent in Brazil (“HP Brazil”) that it had initiated administrative proceedings to consider whether to suspend HP Brazil’s right to bid and contract with ECT related to alleged improprieties in the bidding and contracting processes whereby employees of HP Brazil and employees of several other companies allegedly coordinated their bids and fixed results for three ECT contracts in 2007 and 2008. In late July 2011, ECT notified HP Brazil it had decided to apply the penalties against HP Brazil and suspend HP Brazil’s right to bid and contract with ECT for five years, based upon the evidence before it. In August 2011, HP Brazil appealed ECT’s decision. In April 2013, ECT rejected HP Brazil’s appeal, and the administrative proceedings were closed with the penalties against HP Brazil remaining in place. In parallel, in September 2011, HP Brazil filed a civil action against ECT seeking to have ECT’s decision revoked. HP Brazil also requested an injunction suspending the application of the penalties until a final ruling on the merits of the case. The court of first instance has not issued a decision on the merits of the case, but it has denied HP Brazil’s request for injunctive relief. HP Brazil appealed the denial of its request for injunctive relief to the intermediate appellate court, which issued a preliminary ruling denying the request for injunctive relief but reducing the length of the sanctions from five to two years. HP Brazil appealed that decision and, in December 2011, obtained a ruling staying enforcement of ECT’s sanctions until a final ruling on the merits of the case. Parent expects the decision to be issued in 2015 and any subsequent appeal on the merits to last several years.

Cisco Systems. On August 21, 2015, Cisco Systems, Inc. (“Cisco”) and Cisco Systems Capital Corporation (“Cisco Capital”) filed an action in Santa Clara County Superior Court for declaratory judgment and breach of contract against Parent in connection with a dispute arising out of a third-party’s termination of a services contract with Parent. As part of that third-party services contract, Parent separately contracted with Cisco on an agreement to utilize Cisco products and services. Parent prepaid the entire amount due Cisco through a financing arrangement with Cisco Capital. Following the termination of Parent’s services contract with the third-party, Parent no longer required Cisco’s products and services, and, accordingly, exercised its contractual termination rights under the agreement with Cisco, and requested that Cisco apply the appropriate credit toward the remaining balance owed Cisco Capital. This lawsuit relates to the calculation of that credit under the agreement between Cisco and Parent. Cisco and Cisco Capital contend that after the credit is applied, Parent still owes Cisco Capital approximately $58 million. Parent contends that under a proper reading of the agreement, Parent owes nothing to Cisco Capital, and that Cisco owes significant amounts to Parent. No responsive pleadings will be filed until after a December 18, 2015 status conference with the court.

Abstrax Proceeding. On February 28, 2014, Abstrax, Inc. (“Abstrax”), a company with a principal place of business in Mesa, Arizona, filed a patent infringement lawsuit against Parent. Abstrax claimed to market software for sales operations and manufacturing operations for configurable products, including those in the custom shutter industry. The case was pending in U.S. District Court for the Eastern District of Texas, Marshall Division. Abstrax asserted one patent, U.S. Patent 6,240,328, which is directed generally to a method of generating assembly instructions. In its complaint, Abstrax claimed that Parent’s methods and processes of manufacturing configurable servers, storage, networking devices, PCs, laptops, imaging and printing devices and their sub-systems infringe its patent, as do the products made by the accused processes. Abstrax also claimed that Parent’s alleged infringement was willful and that the case was exceptional. On November 14, 2014, Parent filed a petition with the U.S. Patent and Trademark Office challenging the validity of the Abstrax patent based on prior art. In late January 2015, Abstrax dropped its infringement allegations against the manufacturing of PCs and imaging and printing devices from its expert reports. On March 4, 2015, the court heard Parent’s motion challenging the subject matter of the patent under 35 U.S.C. Section 101. Trial was scheduled for May 11, 2015. The parties reached a settlement in principle in early April, which was finalized on April 28, 2015. The parties settled the matter in April 2015. The district court litigation was dismissed on May 5, 2015. Parent’s challenge to the validity of the patent was terminated on May 18, 2015.

Stockholder Litigation. As described below, Parent is involved in various stockholder litigation matters commenced against certain current and former Parent executive officers and/or certain current and former members of Parent’s board of directors in which the plaintiffs are seeking to recover damages related to Parent’s allegedly inflated stock price, certain compensation paid by Parent to the defendants, other damages and/or injunctive relief:

•

A.J. Copeland v. Raymond J. Lane, et al. (“Copeland I”) is a lawsuit filed on March 7, 2011 in the United States District Court for the Northern District of California alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s alleged violations of the Foreign Corrupt Practices Act of 1977 (“FCPA”), Parent’s severance payments made to Mark Hurd (a former Chairman of Parent’s board of directors and Parent’s Chief Executive Officer), and Parent’s acquisition of 3PAR Inc. The lawsuit also alleges violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) in connection with Parent’s 2010 and 2011 proxy statements. On February 8, 2012, the defendants filed a motion to dismiss the lawsuit. On October 10, 2012, the court granted the defendants’ motion to dismiss with leave to file an amended complaint. On November 1, 2012, the plaintiff filed an amended complaint adding an unjust enrichment claim and claims that the defendants violated Section 14(a) of the Exchange Act and breached their fiduciary duties in connection with Parent’s 2012 proxy statement. On December 13, 14 and 17, 2012, the defendants moved to dismiss the amended complaint. On December 28, 2012, the plaintiff moved for leave to file a third amended complaint. On May 6, 2013, the court denied the motion for leave to amend, granted the motions to dismiss with prejudice and entered judgment in the defendants’ favor. On May 31, 2013, the plaintiff filed an appeal with the United States Court of Appeals for the Ninth Circuit. The appeal has been fully briefed and an oral argument date has been scheduled for October 20, 2015.

•	A.J. Copeland v. Léo Apotheker, et al. (“Copeland II”) is a lawsuit filed on February 10, 2014 in the United States District Court for the Northern District of California alleging, among other things, that the defendants used their control over Parent and its corporate suffrage process in effectuating, directly participating in and/or aiding and abetting violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The complaint asserts claims for breach of fiduciary duty, waste of corporate assets, unjust enrichment, and breach of the duty of candor. The claims arise out of the circumstances at Parent relating to its 2013 and 2014 proxy statements, the departure of Mr. Hurd as Chairman of Parent’s board of directors and Parent’s Chief Executive Officer, alleged violations of the FCPA, and Parent’s acquisition of 3PAR Inc. and Autonomy Corporation plc (“Autonomy”). On February 25, 2014, the court issued an order granting Parent’s administrative motion to relate Copeland II to Copeland I. On April 8, 2014, the court granted the parties’ stipulation to stay the action pending resolution of Copeland I by the United States Court of Appeals for the Ninth Circuit.

•

Cement & Concrete Workers District Council Pension Fund v. Hewlett-Packard Company, et al. is a putative securities class action filed on August 3, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from November 13, 2007 to August 6, 2010 the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making statements regarding Parent’s Standards of Business Conduct (“SBC”) that were false and misleading because Mr. Hurd, who was serving as Parent’s Chairman and Chief Executive Officer during that period, had been violating the SBC and concealing his misbehavior in a manner that jeopardized his continued employment with Parent. On February 7, 2013, the defendants moved to dismiss the amended complaint. On August 9, 2013, the court granted the defendants’ motion to dismiss with leave to amend the complaint by September 9, 2013. The plaintiff filed an amended complaint on September 9, 2013, and the defendants moved to dismiss that complaint on October 24, 2013. On June 25, 2014, the court issued an order granting the defendants’ motions to dismiss and on July 25, 2014, plaintiff filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit. On November 4, 2014, the plaintiff-appellant filed its opening brief in the Court of Appeals for the Ninth Circuit. Parent filed its answering brief on January 16, 2015 and the plaintiff-appellant’s reply brief was filed on March 2, 2015. Oral argument has not yet been scheduled.

Autonomy-Related Legal Matters

Investigations. As a result of the findings of an ongoing investigation, Parent has provided information to the U.K. Serious Fraud Office, the U.S. Department of Justice (“DOJ”) and the SEC related to the accounting improprieties, disclosure failures and misrepresentations at Autonomy that occurred prior to and in connection with Parent’s acquisition of Autonomy. On November 21, 2012, DOJ representatives advised Parent that they had opened an investigation relating to Autonomy. On February 6, 2013, representatives of the U.K. Serious Fraud Office advised Parent that they had also opened an investigation relating to Autonomy. On January 19, 2015, the U.K. Serious Fraud Office notified Parent that it was closing its investigation and had decided to cede jurisdiction of the investigation to the U.S. authorities. Parent is cooperating with the DOJ and the SEC, whose investigations are ongoing.

Litigation. As described below, Parent is involved in various stockholder litigation relating to, among other things, its October 2011 acquisition of Autonomy and its November 20, 2012 announcement that it recorded a non-cash charge for the impairment of goodwill and intangible assets within its Software segment of approximately $8.8 billion in the fourth quarter of its 2012 fiscal year and Parent’s statements that, based on Parent’s findings from an ongoing investigation, the majority of this impairment charge related to accounting improprieties, misrepresentations to the market and disclosure failures at Autonomy that occurred prior to and in connection with Parent’s acquisition of Autonomy and the impact of those improprieties, failures and misrepresentations on the expected future financial performance of the Autonomy business over the long term. This stockholder litigation was commenced against, among others, certain current and former Parent executive officers, certain current and former members of Parent’s board of directors and certain advisors to Parent. The plaintiffs in these litigation matters are seeking to recover certain compensation paid by Parent to the defendants and/or other damages. These matters include the following:

•

In re HP Securities Litigation consists of two consolidated putative class actions filed on November 26 and 30, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 19, 2011 to November 20, 2012, the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to Parent’s acquisition of Autonomy and the financial performance of Parent’s enterprise services business. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging that, during that same period, all of the defendants violated Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5(b) by concealing material information and making false statements related to Parent’s acquisition of Autonomy and that certain defendants violated SEC Rule 10b-5(a) and (c) by engaging in a “scheme” to defraud investors. On July 2, 2013, Parent filed a motion to dismiss the lawsuit. On November 26, 2013, the court granted in part and denied in part Parent’s motion to dismiss, allowing claims to proceed against Parent and Margaret C. Whitman based on alleged statements and/or omissions made on or after May 23, 2012. The court dismissed all of the plaintiff’s claims that were based on alleged statements and/or omissions made between August 19, 2011 and May 22, 2012. The lead plaintiff filed a motion for class certification on November 4, 2014 and, on December 15, 2014, defendants filed their opposition to the motion. On June 9, 2015, Parent entered into a settlement agreement with the lead plaintiff in the consolidated securities class action. Under the terms of the settlement, Parent, through its insurers, will contribute $100 million to a settlement fund that will be used to compensate persons who purchased Parent’s shares during the period from August 19, 2011 through November 20, 2012. No individual is contributing to the settlement. Parent and its current and former officers, directors, and advisors will be released from any Autonomy-related securities claims as part of the settlement. On July 17, 2015, the court granted preliminary approval to the settlement. The court has set a hearing date of November 13, 2015 to determine whether to grant final approval to the settlement.

•

In re Hewlett-Packard Shareholder Derivative Litigation consists of seven consolidated lawsuits filed beginning on November 26, 2012 in the United States District Court for the Northern District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to Parent’s acquisition of Autonomy and the financial performance of Parent’s enterprise services business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched in connection with Parent’s acquisition of Autonomy and by causing Parent to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. One lawsuit further alleges that certain individual defendants engaged in or assisted insider trading and thereby breached their fiduciary duties, were unjustly enriched and violated Sections 25402 and 25403 of the California Corporations Code. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging, among other things, that the defendants concealed material information and made false statements related to Parent’s acquisition of Autonomy and Autonomy’s Intelligent Data Operating Layer technology and thereby violated Sections 10(b) and 20(a) of the Exchange Act, breached their fiduciary duties, engaged in “abuse of control” over Parent, corporate waste and were unjustly enriched. The litigation was stayed until June 2014. The lead plaintiff filed a stipulation of proposed settlement on June 30, 2014. The court declined to grant preliminary approval to this settlement, and, on December 19, 2014, also declined to grant preliminary approval to a revised version of the settlement. On January 22, 2015, the lead plaintiff moved for preliminary approval of a further revised version of the settlement. On March 13, 2015, the court issued an order granting preliminary approval to the settlement. On July 24, 2015, the court held a hearing to entertain any remaining objections to the settlement and decide whether to grant final approval of the settlement. On July 30, 2015, the court granted final approval to the settlement and denied all remaining objections to the settlement. Certain objectors to the settlement have appealed the court’s final approval order.

•	In re HP ERISA Litigation consists of three consolidated putative class actions filed beginning on December 6, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 18, 2011 to November 22, 2012, the defendants breached their fiduciary obligations to Parent’s 401(k) Plan and its participants and thereby violated Sections 404(a)(1) and 405(a) of the Employee Retirement Income Security Act of 1974, as amended, by concealing negative information regarding the financial performance of Autonomy and Parent’s enterprise services business and by failing to restrict participants from investing in Parent stock. On August 16, 2013, Parent filed a motion to dismiss the lawsuit. On March 31, 2014, the court granted Parent’s motion to dismiss this action with leave to amend. On July 16, 2014, the plaintiffs filed a second amended complaint containing substantially similar allegations and seeking substantially similar relief as the first amended complaint. On June 15, 2015, the court granted Parent’s motion to dismiss the second amended complaint in its entirety and denied plaintiffs leave to file another amended complaint. On July 2, 2015, plaintiffs appealed the court’s order to the United States Court of Appeals for the Ninth Circuit.

•	Vincent Ho v. Margaret C. Whitman, et al. is a lawsuit filed on January 22, 2013 in California Superior Court alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s acquisition of Autonomy and by causing Parent to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. On April 22, 2013, the court stayed the lawsuit pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter in federal court. Two additional derivative actions, James Gould v. Margaret C. Whitman, et al. and Leroy Noel v. Margaret C. Whitman, et al., were filed in California Superior Court on July 26, 2013 and August 16, 2013, respectively, containing substantially similar allegations and seeking substantially similar relief. Those actions were also stayed pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter. The court’s final approval of the settlement of the federal derivative case resulted in a release of the claims asserted in all three actions other than claims asserted against Michael Lynch, the former chief executive officer of Autonomy. The Ho matter was dismissed in its entirety with prejudice on August 13, 2015.

•	Cook v. Whitman, et al. is a lawsuit filed on March 18, 2014 in the Delaware Chancery Court, alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with Parent’s acquisition of Autonomy. On May 15, 2014, Parent moved to dismiss or stay the Cook matter. On July 22, 2014, the Delaware Chancery Court stayed the motion pending the United States District Court’s hearing on preliminary approval of the proposed settlement in the In re Hewlett- Packard Shareholder Derivative Litigation matter. The court’s final approval of the settlement of the federal derivative case resulted in a release of all the claims asserted in the Cook matter other than those asserted against Michael Lynch, Sushovan Hussain, the former chief financial officer of Autonomy, and Deloitte UK. The Cook matter was dismissed by stipulation and order on August 19, 2015.

Environmental

The Company’s operations and products are or may in the future become subject to various federal, state, local and foreign laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, the substances and materials used in the Company’s products, the energy consumption of products, services and operations and the operational or financial responsibility for recycling, treatment and disposal of those products. This includes legislation that makes producers of electrical goods, including servers and networking equipment, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). The Company could incur substantial costs, its products could be restricted from entering certain jurisdictions, and it could face other sanctions, if it were to violate or become liable under environmental laws or if its products become non-compliant with environmental laws. The Company’s potential exposure includes impacts on revenue, fines and civil or criminal sanctions, third-party property damage or personal injury claims and clean-up costs. The amount and timing of costs to comply with environmental laws are difficult to predict.

In particular the Company may become a party to, or otherwise involved in, proceedings brought by U.S. or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or other state, federal or foreign laws and regulations addressing the clean-up of contaminated sites, and may become a party to, or otherwise involved in, proceedings brought by private parties for contribution towards clean-up costs. The Company is also contractually obligated to make financial contributions to address actions related to certain environmental liabilities, both ongoing and arising in the future, pursuant to its separation and distribution agreement with Parent.

Schedule 6.01

EXISTING SUBSIDIARY INDEBTEDNESS

Indebtedness of HP International SARL Bank, consisting of approximately $329 million of mortgage indebtedness or notes payable and $186 million of commercial paper.

Indebtedness of HPFS US Inc., consisting of approximately $171 million of mortgage indebtedness or notes payable.

Indebtedness of HPES LLC, consisting of approximately $382 million of mortgage indebtedness or notes payable and $13 million of discounts and premiums.

Indebtedness of HP Argentina S.A., Hewlett-Packard GmbH and MphasiS, consisting of $125 million of mortgage indebtedness or notes payable.

Indebtedness of other subsidiaries in an approximate amount of $75 million.

Aggregate indebtedness of subsidiaries of the Borrower: $1.3 billion. Note, amounts above may be denominated in currencies other than United States dollars.

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of November 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett Packard Enterprise Company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Co-Administrative Agent, and Citibank, N.A., as Co-Administrative Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Swingline Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

[Assignee is an Affiliate of: [Name of Lender]]

3.	Borrower: Hewlett Packard Enterprise Company

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

5.	Assigned Interest:

	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
Commitment	$	$	%
Loans	$	$	%

Effective Date:                  , 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[1]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE][2], as Assignee,

by
Name:
Title:

[2]	Must not be a Defaulting Lender, natural person or investment vehicle or trust for the primary benefit of a natural person or relatives of a natural person.

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

[Consented to:]

[[EACH SWINGLINE LENDER], as Swingline Lender,

by
Name:
Title:][4]

[HEWLETT PACKARD ENTERPRISE COMPANY, as Borrower,

by
Name:
Title:][5]

[3]	No consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender.
[4]	No consent of the Swingline Lenders shall be required for an assignment to a Lender or an Affiliate of a Lender.
[5]	No consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under clause (h) or (i) of Article VII of the Credit Agreement has occurred and is continuing, any other assignee.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION6

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or (iv) the performance or observance by the Borrower or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15(g) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

[6]	Capitalized terms used and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of November 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett Packard Enterprise Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Co-Administrative Agent, and Citibank, N.A., as Co-Administrative Agent

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B-1

[FORM OF]

OPINION OF BORROWER’S COUNSEL

[See attached]

Form of Opinion of Internal Counsel

November 1, 2015

To the Lenders party to the

Five-Year Credit Agreement referred to below

and to JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

Re: Hewlett Packard Enterprise Company — Five-Year Credit Agreement

Ladies and Gentlemen:

I am Senior Vice President, Deputy General Counsel and Assistant Secretary of Hewlett Packard Enterprise Company, a Delaware corporation (the “Borrower”). This opinion is being delivered to you pursuant to Section 4.01(c) of the Five-Year Credit Agreement, dated as of November 1, 2015 (the “Agreement”), among the Borrower, the lending institutions from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative processing agent and co-administrative agent for the Lenders (the “Administrative Agent”) and Citibank, N.A., as co-administrative agent. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

In that connection, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including (i) the Agreement, (ii) the Certificate of Incorporation of the Borrower, (iii) the Bylaws of the Borrower and (iv) the unanimous written consent of the Board of Directors of the Borrower, dated September 17, 2015. I have also examined such other documents as I have considered necessary to examine in order to give the opinions set forth herein.

In rendering my opinion, I have assumed the due authorization, execution and delivery of the Agreement by all parties thereto other than the Borrower; the genuineness and authenticity of all signatures on original documents by all parties thereto other than the Borrower; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies; the accuracy, completeness and authenticity of certificates of public officials; that you have received all documents you were to receive under the Agreement; and that the Agreement and the documents and agreements executed and delivered in connection therewith are the only agreements relating to the rights and obligations of the parties under the Agreement. As to certain questions of fact material to such opinions, I have relied, when relevant facts were not independently established by me, upon certificates of public officials.

I am a member of the bar of the States of New York and of Texas. My opinions are expressed only with respect to the federal laws of the United States of America, the law of State of New York and the General Corporation Law of the State of Delaware. I assume no obligation to revise or supplement any of these opinions should such laws be changed by legislative action, judicial decision or otherwise. I express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

My opinions are limited to the facts as they presently exist. I express no opinion as to, and disclaim any undertaking or obligation to update any of these opinions in respect of, changes of circumstances or events that occur subsequent to the date hereof.

Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion as follows:

1. The Borrower has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

2. The execution and delivery by the Borrower of the Agreement and the performance by the Borrower of its obligations thereunder and the Borrowings, if any, under the Agreement (a) are within the Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action, and (c) require no authorization, approval or other action by or in respect of, or notice to, consent of, order of or filing with, any Governmental Authority.

3. The Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity from time to time in effect (regardless of whether enforcement is sought in a proceeding in equity or at law).

This opinion is rendered only to the Administrative Agent and the Lenders under the Agreement and their permitted successors and assigns under the Agreement and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by any other person or for any other purpose, or used, circulated, quoted or otherwise referred to for any of purpose.

Very truly yours,

Rishi Varma

Senior Vice President, Deputy General Counsel and Assistant Secretary

Form of Opinion of Gibson, Dunn & Crutcher LLP

Client: 38126-00643

November 1, 2015

The Lenders listed on Schedule I hereto,

            and Citibank, N.A., as Administrative

            Agent (collectively, the “Lender Parties”)

Re:	Five-Year Credit Agreement dated as of November 1, 2015 among Hewlett Packard Enterprise Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Processing Agent and Co-Administrative Agent, and Citibank, N.A. as Co-Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to Hewlett Packard Enterprise Company, a Delaware corporation (the “Borrower”), in connection with the Five-Year Credit Agreement dated as of November 1, 2015 (the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Process Agent and Co-Administrative Agent for the Lenders, and Citibank, N.A. as Co-Administrative Agent for the Lenders. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

This opinion is delivered pursuant to Section 4.01(c) of the Credit Agreement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the Credit Agreement and such other documents as we have deemed necessary to render our opinion set forth herein. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon a certificate of officers of the Borrower.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1. The execution and delivery by the Borrower of the Credit Agreement, and the incurrence of debt and performance of its obligations thereunder, do not result in a breach or violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System (“Regulation U” and “Regulation X”, respectively). Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”) does not apply to any Lender that is not a “creditor” (as defined in Regulation T). Regulation T defines “creditor” as any broker or dealer (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934 (the

The Lender Parties

November [    ], 2015

“1934 Act”)), any member of a national securities exchange, or any person associated with a broker or dealer (as defined in Section 3(a)(18) of the 1934 Act), except for business entities controlling or under common control with the creditor; and

2. The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

In connection with our opinion in paragraph 1 above, we have assumed, without independent investigation, that (i) solely with respect to factual matters, the representation and warranty of the Borrower set forth in Section 3.10(a) of the Credit Agreement is and will be true and correct at all relevant times and (ii) less than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole, or of any of the Borrower and any of its Subsidiaries, individually, subject to the negative covenants in the Credit Agreement consists and will consist at all relevant times of “margin stock” within the meaning of Regulation U or Regulation X. Except as expressly set forth herein, we express no opinion with respect to Regulation T.

This opinion is limited to (1) Regulation T, Regulation U, and Regulation X and (2) the Investment Company Act, in each case as currently in effect and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such regulations or the interpretations thereof or such facts.

This opinion is rendered as of the date hereof to the Lender Parties in connection with the Credit Agreement and may not be relied upon by any other Person or by them in any other context. The Lender Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any of the Lender Parties is a party arising out of the transactions contemplated by the Credit Agreement, or (v) any potential permitted assignee of or participant in the interest of any Lender Party under the Credit Agreement for its information. Notwithstanding the foregoing, parties referred to in clause (v) of the immediately preceding sentence who become Lenders after the date hereof may rely on this opinion as if it were addressed to them (provided that such delivery shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof). This opinion may not be quoted without the prior written consent of this Firm.

Very truly yours,

Schedule I

Lenders

JPMorgan Chase Bank, N.A.

Citibank, N.A.

BNP Paribas

HSBC Bank USA, National Association

Bank of America, N.A.

Deutsche Bank AG New York Branch

Mizuho Bank, Ltd.

Wells Fargo Bank, National Association

Barclays Bank PLC

Goldman Sachs Bank USA

ING Bank N.V., Dublin Branch

Royal Bank of Canada

Société Générale

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Morgan Stanley Bank, N.A.

Australia and New Zealand Banking Group Limited

Bank of China, Los Angeles Branch

Credit Agricole Corporate & Investment Bank

Credit Suisse AG, Cayman Islands Branch

Santander Bank, N.A.

Standard Chartered Bank

U.S. Bank National Association

EXHIBIT B-2

[FORM OF]

SOLVENCY CERTIFICATE

November 1, 2015

Reference is made to the Credit Agreement dated as of November 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett Packard Enterprise Company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Co-Administrative Agent, and Citibank, N.A., as Co-Administrative Agent. Capitalized terms used in this Solvency Certificate and not otherwise defined herein have the meanings specified in the Credit Agreement.

This certificate is being delivered pursuant to Section 4.01(f) of the Credit Agreement. The undersigned hereby certifies (a) that he or she is knowledgable about the financial and accounting matters of the Borrower and the Subsidiaries and (b) that, on behalf of the Borrower in his or her capacity as a Financial Officer thereof, as of the date hereof after giving effect to the Credit Agreement, Separation Transactions and other transactions to be consummated on the date hereof:

(a)	the fair value of the assets of the Borrower and the Subsidiaries, taken as a whole, exceeds their debts and liabilities, subordinated, contingent or otherwise;

(b)	the present fair saleable value of the assets of the Borrower and the Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	the Borrower and the Subsidiaries, taken as a whole, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d)	the Borrower and the Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the Restatement Effective Date.

For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as a Financial Officer of the Borrower, on behalf of the Borrower, as of the date first stated above.

HEWLETT PACKARD ENTERPRISE COMPANY

by
Name:
Title:

EXHIBIT C-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett Packard Enterprise Company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Co-Administrative Agent, and Citibank, N.A., as Co-Administrative Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett Packard Enterprise Company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Co-Administrative Agent, and Citibank, N.A., as Co-Administrative Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett Packard Enterprise Company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Co-Administrative Agent, and Citibank, N.A., as Co-Administrative Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett Packard Enterprise Company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Co-Administrative Agent, and Citibank, N.A., as Co-Administrative Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]